CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
AXS-One, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-11681, 333-49733, 333-61125, 333-72142, 333-72138, 333-119327 and 333-126554) on Form S-8 and (Nos. 333-144559, 333-49731, 333-115145, 333-126555, and 333-129149) on Form S-3 of AXS-One, Inc. and Subsidiaries of our report dated April 11, 2008, with respect to the consolidated financial statements and the related financial statement schedule as of December 31, 2007 and 2006 and for the years then ended, which appears in the December 31, 2007 annual report on Form 10-K of AXS-One, Inc. and Subsidiaries.

The following explanatory paragraph was included in our report dated April 11, 2008: The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered losses from operations and incurred a working capital deficiency. These facts, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ Amper, Politziner & Mattia, PC

April 11, 2008
Edison, New Jersey